Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective as of April 6, 2026 (“Effective Date”), by and between Accuray Incorporated, a Delaware corporation (the “Company”), and Paul Miele (“Executive”).

RECITALS

A.    The Company is in the business of developing, manufacturing and selling radiation oncology, including radio surgery and radiation therapy, technologies and devices (the “Business”).

B.    The Company wishes to employ Executive to serve as Senior Vice President, Chief Commercial Officer and Executive desires to serve the Company in such capacity pursuant to the terms and conditions in this Agreement.

C.    As of the Effective Date, Executive has commenced full-time employment with the Company.

NOW, THEREFORE, the parties agree as follows:

1.    Position and Duties.

(a)    During the term of this Agreement, Executive will be employed by the Company to serve as Senior Vice President, Chief Commercial Officer of the Company, reporting to the President and Chief Executive Officer of the Company. Executive will be responsible for: (i) performing the duties and responsibilities customarily expected to be performed by such position and (ii) performing such other duties and functions as are reasonably required and/or as may be reasonably prescribed by the Company from time to time.

(b)    The location of Executive’s employment will be on a remote basis within the State of Executive’s primary address, but Executive will be required to travel to the Company’s headquarters in Madison, WI and other geographic locations in connection with the performance of his/her duties.

2.    Standards of Performance. Executive will at all times faithfully, industriously and to the best of his/her ability, experience and talents perform all of the duties required of and from him/her pursuant to the terms of this Agreement. Executive will devote his/her full business energies and abilities and all of his/her business time to the performance of his/her duties hereunder and will not, without the Company’s prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company’s sole but reasonable judgment, would conflict with the full performance of his/her duties hereunder. In no event will Executive engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.

Executive Employment Agmt
Accuray

3.    Term.

(a)    Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date, this Agreement will renew automatically for additional three (3) year terms (each, an “Additional Term” and together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal; provided, however, that if the Company enters into a definitive agreement to be acquired and the transactions contemplated thereby would result in the occurrence of a Change in Control (as defined below) if consummated, then the Company will no longer be permitted to provide Executive with written notice to not renew this Agreement unless such definitive agreement is terminated without the Change in Control being consummated. If the Change in Control is consummated, the Agreement will continue in effect through the longer of the date that is twenty-four (24) months following the effective date of the Change in Control or the remainder of the Term then in effect (for purposes of clarification, it will be possible for the Term of the Agreement to automatically extend after the Company enters into the definitive agreement, but before the Change in Control is consummated).  If the definitive agreement is terminated without the transactions contemplated thereby having been consummated and at the time of such termination there is at least twelve (12) months remaining in the Term, the Agreement will continue in effect for the remainder of the Term then in effect, but if there is less than twelve (12) months remaining in the Term then in effect, the Agreement will automatically extend for an additional three (3) years from the date the definitive agreement is terminated.  If Executive becomes entitled to benefits under Section 5 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

(b)    At-Will Employment. The Company and Executive acknowledge that, notwithstanding the foregoing, Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship and this Agreement at any time, with or without cause; provided, however, that in connection with such termination, the Company will provide Executive with any applicable benefits under Section 5 to which Executive is entitled, all in accordance with the terms and conditions thereof.

4.    Compensation and Benefits.

(a)    Base Salary. As an annual base salary (“Base Salary”) for all services rendered pursuant to this Agreement, Executive will be paid an initial Base Salary in the gross amount of $465,000 calculated on an annualized basis, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices at the time. The Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices as determined by the Company in its sole discretion.

(b)    Annual Bonus. During Executive’s employment under this Agreement, Executive will be eligible for an annual bonus, subject to the terms and conditions of the Company’s bonus plan, as in effect from time to time (the “Bonus Plan”), which is applicable to senior executives of the Company. The target amount of Executive’s annual bonus is 75% of Executive’s annual Base Salary calculated in accordance with the Company’s Bonus Plan. However, the actual amount of each annual bonus (if any) will be conditioned on the Company’s achievement of corporate performance objectives approved by the Company and, if applicable, Executive’s achievement of individual performance metrics (e.g., performance goals related to sales, service revenue and margin as determined by the Chief Executive Officer, Board of Directors, or the Compensation Committee of the Board of Directors) to be established annually, all as established pursuant to the Company’s Bonus Plan, and the amount of an annual bonus may be zero. For the avoidance of doubt, an annual bonus will be payable only if the corporate and/or individual performance objectives approved by the Company are achieved as determined by the Company, subject to the Company’s right to exercise discretion in determining the amount of the annual bonus to be awarded, if any, as set forth in the Company’s Bonus Plan. To encourage continued tenure with the Company, Executive must be employed by the Company as of the payment date to earn and be eligible for an annual bonus for the year to which the annual bonus relates, unless otherwise provided in Section 5. Bonuses will be paid out according to the terms of the Bonus Plan. Notwithstanding the foregoing, (i) for Q4 of fiscal year 2026 only, the amount of Executive’s bonus under the Bonus Plan will be at least $87,000, and (ii) for Q1, Q2 and Q3 of fiscal year 2027 collectively only, the aggregate amount of Executive’s bonus under the Bonus Plan will be at least $261,000; provided, however, that, in each case, all other eligibility requirements under the Bonus Plan must be met, including without limitation the requirement that Executive must be employed by the Company as of the payment date to earn and be eligible for an annual bonus.

Executive Employment Agmt
Accuray

(c)    Corporate Apartment. During Executive’s employment under this Agreement, the Company will provide Executive a monthly stipend equal to $1,500, which shall be applied towards an apartment within Madison, WI or the surrounding area.

(d)    Equity Incentive Awards. Executive will be eligible to receive awards of stock options, restricted stock units, performance stock units, or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Company’s Board of Directors (the “Board”) or its Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(i)    Initial RSUs. Subject to approval by the Board or its Compensation Committee, the Company will grant Executive restricted stock units (“RSUs”) covering 650,000 shares of Company common stock (“Shares”) under and subject to the terms and conditions of the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement or the Company’s 2026 Equity Incentive Plan and applicable restricted stock unit award agreement thereunder, with a vesting schedule providing for one‑fourth (1/4) of the underlying Shares vesting annually over a four‑year period following the grant, subject in each case to Executive’s continued employment through the applicable vesting date.

(ii)    Initial PSUs. Subject to approval by the Board or its Compensation Committee, the Company will grant Executive performance-based RSUs covering a total of 650,000 Shares (at target) under and subject to the terms and conditions of the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement or the Company’s 2026 Equity Incentive Plan, with such vesting criteria and other terms as the Board or its Compensation Committee may determine for performance-based RSUs granted to other similarly situated senior executives of the Company.

(e)    Flexible Time Off and Benefits. Executive will be allowed to use flexible time off for vacation, illness and holidays pursuant to the Company’s policies that apply to executive officers of the Company. In addition, Executive will be entitled to participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee pension and welfare benefit plans now existing or hereafter established to the extent that Executive is then eligible under the terms of such plans and if the other executive officers of the Company generally are eligible to participate in such plan. The Company may, in its sole discretion and from time to time, establish additional senior management benefit plans as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the Company’s sole discretion in accordance with applicable law, provided that no such plan modification or elimination shall result in Executive becoming unvested, or being required to revest, in any of Executive’s benefits that already are then vested.

(f)    Reimbursement of Business Expenses. The Company will promptly reimburse to Executive his/her reasonable, customary and documented out-of-pocket reasonable and necessary business expenses in connection with the performance of his/her duties under this Agreement, and in accordance with the policies and procedures established by the Company; provided that each reimbursement shall be requested within two (2) months after being incurred.

Executive Employment Agmt
Accuray

(g)    Sarbanes-Oxley Act Loan Prohibition and Company Compensation-Related Polices. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, in each case as determined by the Company in its sole discretion, the Company need not make the Loan to Executive or provide him/her a substitute for it. Further, Executive acknowledges that any bonus or equity award provided for in this Agreement or otherwise awarded to him/her shall be subject to the Company’s policies regarding recoupment and clawback and, pursuant to the Company’s Compensation Recovery Policy (the “Clawback Policy”), any of Executive’s “Incentive-Based Compensation” as defined therein shall be subject to the Clawback Policy, in each case as such policies may be amended from time to time, and Executive agrees that he/she will be subject to, and shall comply with, the Company’s stock ownership requirements which are set forth in its Amended and Restated Corporate Governance Guidelines, as such requirements may be amended from time to time, and the Company’s Insider Trading Policy, as amended from time to time.

5.    Termination of Employment.

(a)    By Company Without Cause. Subject to the last paragraph of this Section 5(a), the Company may terminate Executive’s employment without Cause (as defined below) (excluding due to Executive’s death or Incapacity (as defined below)) effective on thirty (30) days’ written notice (such thirty (30)-day period, the “Notice Period”, and such notice, the “Termination Notice”), during which notice period Executive may be relieved of his/her duties and placed on paid terminal leave. In such event and subject to the other provisions of this Agreement, Executive will be entitled to:

(i)    continued coverage under the Company’s insurance-based benefit plans through the termination date and such other benefits to which he/she may be entitled pursuant to the terms and conditions of the Company’s benefit plans, provided, however, that Executive shall not participate in any severance plan of the Company;

(ii)    payment of all earned but unpaid compensation (including any accrued unpaid vacation, as applicable) through the effective date of termination, payable on or before the termination date; and

(iii)    reimbursement of expenses incurred on or before the termination date in accordance with Section 4(f), above, if a request for reimbursement of the expenses was timely submitted to the Company; plus

(iv)    payment of the equivalent of the Base Salary, as then in effect (provided that if there has been any reduction in the Base Salary that would otherwise constitute Good Reason, then the rate in effect prior to such reduction), that he/she would have earned over the next twelve (12) months following the termination date (less necessary withholdings and authorized deductions) (the “Severance Payment”), payable in a lump sum on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable (the “Release Effective Date”), but (1) in any event within 30 days after the Release Effective Date and (2) subject to Section 16, below;

Executive Employment Agmt
Accuray

(v)    either (1) if Executive’s termination date occurs on or following the date on which bonus payments to similarly situated executives are made under the Bonus Plan for the fiscal year prior to the fiscal year in which Executive’s termination occurs (the “Prior Fiscal Year”), then payment of a prorated portion of the actual bonus Executive would have otherwise received for the fiscal year during which the termination occurs, as if Executive had remained employed by the Company through the date that would have otherwise been required to earn the bonus, but without the Board or any committee of the Board exercising any negative discretion to reduce the amount of the award, calculated by dividing the number of days from the start of the fiscal year through the termination date by 365 and multiplying the amount of such actual bonus Executive would have otherwise received by this percentage (but not by more than 100%), and paid at the same time as bonuses are paid to other Company executives that are similarly situated to Executive but in any case in the same calendar year in which the performance period ends; provided, however, that if the termination date is after the seventh month of the fiscal year, the actual bonus will not be prorated and Executive will receive 100% of such actual bonus Executive would have otherwise received for that fiscal year (without the Board or any committee of the Board exercising any negative discretion) at the same time as bonuses are paid to other Company executives that are similarly situated to Executive but in any case in the same calendar year in which the performance period ends, or (2) if Executive’s termination date occurs prior to the date on which bonus payments to similarly situated Company executives are made under the Bonus Plan for the Prior Fiscal Year, then payment of the actual bonus Executive would have otherwise received under the Bonus Plan for the Prior Fiscal Year, as if Executive had remained employed by the Company through the date that would have otherwise been required to earn the bonus, but without the Board or any committee of the Board exercising any negative discretion to reduce the amount of the award, paid at the same time as bonuses are paid to other Company executives that are similarly situated to Executive but in any case in the same calendar year in which the applicable fiscal year ends; provided for clarity that, the amount payable under this subsection (v) with respect to any bonus covering (x) Q4 of fiscal year 2026 will be calculated taking into account the benefit level and proration for such period under Section 4(b) or (y) Q1, Q2 and Q3 of fiscal year 2027 will be calculated taking into account the benefit level for such period under Section 4(b).

(vi)    subject to Section 5(g), reimbursement of insurance premiums payable to retain group health coverage as of the termination date for himself/herself and his/her eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for twelve (12) months from the date Executive becomes COBRA eligible or the maximum period of COBRA coverage, whichever is less; provided that Executive must submit a reimbursement request in accordance with Company policy within thirty (30) days of paying such insurance premiums. The Company will reimburse Executive within thirty (30) days of receiving a properly submitted request. In addition, if Executive accepts other employment within such twelve (12) months, the Company’s obligation under this Section 5(a)(vi) will be extinguished as of the date Executive becomes eligible to be covered under the group health plan of Executive’s new employer; and

(vii)    payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date.

The payments and benefits set forth in Sections 5(a)(i)-(iii) shall be referred to as the “Accrued Benefits”, and the payments and benefits set forth in Sections 5(a)(iv)-(vii) shall be referred to as the “Severance Benefits”. Executive shall not receive the Severance Benefits, the “Enhanced Severance Benefits” as provided in Section 5(e), or the Termination Notice Replacement Payment (as defined below) unless Executive executes a separation agreement and general release in a form reasonably acceptable to the Company (the “Release”), and the same becomes effective and irrevocable pursuant to its terms within the 60-day period following the termination of his/her employment. Notwithstanding the foregoing paragraphs of this Section 5(a), the Company may terminate Executive’s employment prior to the expiration of the Notice Period, and in the case of such termination, the Company shall pay Executive the equivalent of the Base Salary he/she would have earned over the remainder of the Notice Period (less necessary withholdings and authorized deductions) at his/her then current Base Salary rate (the “Termination Notice Replacement Payment”), subject to Executive satisfying the requirements of the previous sentence. Any such Termination Notice Replacement will be paid in a lump sum at the same time as the Severance Payment.

Executive Employment Agmt
Accuray

(b)    By Company With Cause. The Company may terminate Executive’s employment at any time and without prior notice, written or otherwise, for Cause. As used in this Agreement, “Cause” shall mean any of the following conduct by Executive: (i) material breach of this Agreement, or a material violation of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his/her position, or the failure to follow the reasonable and lawful instructions of the Company; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to a felony (other than a traffic offense that is not punishable by a sentence of incarceration) or any crime involving fraud, embezzlement, or any other act of moral turpitude. A termination for Cause pursuant to Section 5(b)(ii) shall be effective only if such failure continues after Executive has been given written notice thereof and fifteen (15) business days thereafter in which to present his/her position to the Company or to cure the same, unless the Company reasonably determines that the reason(s) for termination are not capable of being cured. In the event of termination for Cause, Executive will be entitled only to the Accrued Benefits through the termination date, which will be the date on which the notice is given, and the Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs but for Executive’s termination prior to the payment date), or severance payment of any kind nor to make any payment in lieu of notice.

(c)    Incapacity or Death.

(i)    If Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his/her position for more than twelve (12) consecutive weeks in any twelve (12) month period during this Agreement with or without reasonable accommodation (“Incapacity”), the Company has the right to terminate Executive’s employment on fifteen (15) days’ written notice. Further, Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of Executive.

(ii)    In the event of termination for Incapacity or if Executive dies while actively employed pursuant to this Agreement, (i) Executive will be entitled to receive the Accrued Benefits, (ii) any unvested equity awards previously granted to Executive that are scheduled to vest based solely on the achievement of service-based conditions (“Time-based Equity Awards”) shall become immediately vested to the extent that such Time-based Equity Awards would have vested within six (6) months after the date of termination had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule (and, for clarity, any reference to the vesting date for purposes of settlement timing applicable to any restricted stock units or similar full-value awards that accelerate vesting under this Section 5(c)(ii) refers to the date that such award no longer is subject to a substantial risk of forfeiture), and (iii) with respect to any equity awards that are scheduled to vest based on the achievement of performance-based conditions (which may include additional service-based conditions) (“Performance-based Equity Awards”) for which the performance period is scheduled to end within six (6) months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Board or Compensation Committee of the Board (the “Compensation Committee”) determines whether the applicable performance condition is achieved (provided that in no event will such Performance-based Equity Award remain outstanding beyond the Performance-based Equity Award’s maximum term to expiration), will vest in accordance with its terms to the extent such performance condition is achieved, and will be settled in the same calendar year as the calendar year in which the performance period ends.

Executive Employment Agmt
Accuray

(d)    Resignation for Good Reason. Executive may terminate this Agreement for Good Reason (as defined below) by giving written notice to the Company of such termination, subject to Executive complying with the notice, cure period and other requirements set forth within the definition of Good Reason below. As used in this Agreement, “Good Reason” shall mean the occurrence of any one of the following without Executive’s written consent: (i) a material reduction in Executive’s base compensation (which includes Base Salary, the Executive’s target annual bonus and any other base compensation), (ii) any action or inaction that constitutes a material breach by the Company of this Agreement; (iii)  during the Change in Control Period, a material diminution in Executive’s authority, duties or responsibilities such that they are materially inconsistent with Executive’s then position or, outside of the Change in Control Period, a material diminution in Executive’s duties or responsibilities such that they are materially inconsistent with the position for which Executive originally was appointed (as Senior Vice President, Chief Commercial Officer of the Company); and (iv) a relocation of the Executive’s primary work location to a location that increases Executive’s commute by thirty (30) miles or more, provided that no termination for Good Reason shall be effective until Executive has given the Company written notice (pursuant to Section 11 below) within sixty (60) days after Executive becomes aware of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by Executive, and the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Executive, and Executive resigns within six (6) months after Executive becomes aware of the initial occurrence. To the extent Executive’s principal work location is not the Company’s offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to Executive, Executive’s principal work location, from which a change in location under the foregoing clause (iv) will be measured, will be considered the Company’s office or facility location where Executive’s employment with the Company primarily was or would have been based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. In the event of a termination for Good Reason, Executive will be entitled to the Accrued Benefits and the Severance Benefits, on the same conditions, form of payment and timing as set forth in Section 5(a).

(e)    Effect of Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding due to Executive’s death or Incapacity) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period (as defined below), Executive will be entitled to the Accrued Benefits, and subject to the same conditions set forth in the final paragraph of Section 5(a): (i) one (1) times the Severance Payment set forth in Section 5(a)(iv), paid in the same form (i.e., a lump sum) and at the same time as the Severance Payments set forth in Section 5(a)(iv), (ii) subject to Section 5(g), the reimbursement of health insurance premiums payable to retain group health coverage as of the termination date for Executive and Executive’s eligible dependents for up to twelve (12) months in the same form and at the same time and under the same conditions as provided in Section 5(a)(vi), (iii) a taxable monthly payment (which may be used for any purpose) equal to the actual COBRA reimbursement payment that Executive receives under Section 5(e)(ii) for any particular month, (iv) one hundred percent (100%) of Executive’s target bonus for the fiscal year during which termination occurs, but no less than one hundred percent (100%) of the target bonus in effect for the fiscal year immediately prior to the Change in Control if the Change in Control occurs within the first three (3) months of the fiscal year, payable at the same time as the payment under clause (i) of this Section 5(e), (v) all outstanding unvested equity awards previously granted to Executive shall become immediately vested, with Performance-based Equity Awards vesting at target unless otherwise specified in the applicable Performance-based Equity Award’s award agreement (and, for clarity, any reference to the vesting date for purposes of settlement timing applicable to any restricted stock units or similar full-value awards that accelerate vesting under this Section 5(e)(v) refers to the date that such award no longer is subject to a substantial risk of forfeiture) and (vi) payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date (the payments and benefits set forth in Sections 5(e)(i)-(vi) shall be referred to as the “Enhanced Severance Benefits”).

Executive Employment Agmt
Accuray

For the avoidance of doubt, if Executive’s termination without Cause (excluding due to Executive’s death or Incapacity) or resignation for Good Reason occurs prior to a Change in Control, then any unvested portion of Executive’s outstanding equity awards will remain outstanding until the earlier of (i) the date that is three (3) months following the termination of Executive’s employment or (ii) the date that a Change in Control occurs (provided that in no event will any of Executive’s equity awards remain outstanding beyond the equity award’s maximum term to expiration). In the event that a Change in Control does not occur by the date that is three (3) months following the termination of Executive’s employment, any unvested portion of Executive’s equity awards automatically will be forfeited permanently without having vested. Further, for any Performance-based Equity Awards, the performance-based vesting component of the equity awards shall not be deemed to be automatically achieved as a result of the application of Section 5(e)(v) but will remain outstanding during the three (3) month period following Executive’s termination or through the date of the Change in Control, as applicable, to determine whether a Change in Control would have occurred within three (3) months of the termination of Executive’s employment and, if so, the extent to which the performance condition is achieved, such determination to be made in accordance with the procedures set forth in the applicable award agreement. If the performance condition is satisfied and that would cause the award to become eligible to vest based on continued service, then clause (v) of this Section 5(e) will cause the service-based vesting component to be deemed satisfied and the vesting of the equity award will be accelerated as to the portion of the award that became eligible to vest. For clarity, if there is no service-based condition that applies with respect to any portion of such equity award upon such satisfaction of the performance condition, such portion of the equity award will immediately vest upon such satisfaction of the performance condition.

For the sake of clarity, if any payments or benefits are payable under this Section 5(e), no payments or benefits shall be made under any other subsection of this Section 5, including Section 5(a) and Section 5(d), and any Enhanced Severance Benefits will be reduced by any Severance Benefits that may have been paid or provided with respect to any termination triggering Severance Benefits that occurs during the three-month period prior to a Change in Control (this provision, the “Non-duplication Provision”).

As used in this Agreement, a “Change in Control” shall mean any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this clause (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

Executive Employment Agmt
Accuray

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this clause (iii)(B)(3). For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

As used in this Agreement, a “Change in Control Period” shall mean the period beginning three (3) months prior to, and ending twenty-four (24) months following, a Change in Control.

(f)    Voluntary Resignation without Good Reason. Executive may terminate this Agreement without Good Reason effective on sixty (60) day’s written notice, unless the Company in its sole discretion accepts the resignation earlier. In the event that Executive resigns without Good Reason as defined above in Section 5(d), Executive will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs unless he/she remains employed with the Company as of the date corresponding bonuses are paid to other senior executives of the Company), or severance payments of any kind.

Executive Employment Agmt
Accuray

(g)    If the Company determines in its sole discretion that it cannot make the COBRA reimbursements under Section 5(a)(vi) or Section 5(e)(ii) (the “COBRA Reimbursements”) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s termination of employment and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount equal to 12 payments. For the avoidance of doubt, such taxable payments in lieu of COBRA Reimbursements (the “COBRA Substitute Payments”) may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholding. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the COBRA Substitute Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Substitute Payments or any further COBRA Reimbursements.

6.    Proprietary Information Obligations.

(a)    Proprietary Information and Confidentiality. Both before and during the term of Executive’s employment, Executive will have access to and become acquainted with Company confidential and proprietary information (together “Proprietary Information”), including but not limited to information or plans concerning the Company’s products and technologies; customer relationships; sales, marketing and financial operations and methods; trade secrets; formulae and secret developments and inventions; processes; and other compilations of information, records, and specifications. Executive will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during his/her employment pursuant to this Agreement or at any time thereafter, except as reasonably required in the course of his/her employment with the Company or as authorized in writing by the Company. Notwithstanding the foregoing, Proprietary Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of a breach of this Agreement or any other agreement Executive has to keep information confidential. Proprietary Information does not include general knowledge, skill, and experience Executive acquires during the course of or in connection with Executive’s employment with the Company or a former employer. It is not a breach of this Agreement for Executive to disclose Proprietary Information (i) pursuant to an order of a court or other governmental or legal body or (ii) in connection with Protected Activity (as defined below). Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” includes filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law. In addition, nothing in this Agreement, including its definition of Proprietary Information, prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Notwithstanding the preceding, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Executive understands that Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.  In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A. Finally, Executive understands that nothing in this Agreement, including its definition of Proprietary Information, (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.

Executive Employment Agmt
Accuray

(b)    Inventions Agreement and Assignment.

(i)    Executive hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions (collectively, the “Inventions”) (A) which are made or conceived or reduced to practice by Executive, either alone or jointly with others, in performing his/her duties during the period of Executive’s employment by the Company, that relate to or are useful in the business of the Company; or (B) which result from tasks assigned to Executive by the Company, or from Executive’s use of the premises or other resources owned, leased or contracted by the Company.

(ii)    Executive agrees that all such Inventions which the Company in its discretion determines to be related to or useful in its business or its research or development, or which result from work performed by Executive for the Company, will be the sole and exclusive property of the Company and its assigns, and the Company and its assigns will have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Executive further agrees to assist the Company in every reasonable way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Executive will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company. Should the Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, whether due to his/her mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in his/her behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Executive. Executive’s obligations under this Section 6(b)(ii) will continue beyond the termination of Executive’s employment with the Company, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company’s request in providing such assistance.

(iii)    Executive hereby acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment which are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

(iv)    Any provision in this Agreement requiring Executive to assign Executive’s rights in any Invention to the Company will not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, except for those inventions that relate: (i) directly to the business of the Company; (ii) to the Company’s actual or demonstrably anticipated research or development; or (iii) result from any work Executive performs for the Company. Executive will not incorporate, or permit to be incorporated, any other invention owned by Executive or in which Executive has an interest into a Company product, process, or service without the Company’s prior written consent.

Executive Employment Agmt
Accuray

(c)    Non-Solicitation of Customers and Other Business Partners. Executive recognizes that by virtue of his/her employment with the Company, he/she will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his/her employment. Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company. Executive further agrees that during his/her employment with the Company he/she will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company. In addition, to the extent permitted under applicable law, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Company.

(d)    Non-Solicitation of Employees. Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements. For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(e)    Non-Competition. Executive agrees that during the course of Executive’s employment and for a period of twelve (12) months immediately following the termination of Executive’s relationship with the Company, whether Executive resigns voluntarily or is terminated by the Company involuntarily, Executive will not, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, representative, advisor, promoter, associate, investor, or otherwise for (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of; or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in any business whose business, products or operations are in any respect involved in the Covered Business.  For purposes of this Agreement, “Covered Business” shall mean any business in which the Company is engaged or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide. The foregoing covenant shall cover Executive’s activities in every part of the Territory.  “Territory” shall mean (i) all counties in the state where Executive provides services to the Company; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company; and (iii) any other countries from which the Company maintains non-trivial operations or facilities, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company. Should Executive obtain other employment during Executive’s employment with the Company or within twelve (12) months immediately following the termination of Executive’s relationship with the Company, Executive agrees to provide written notification to the Company as to the name and address of Executive’s new employer, the position that Executive expects to hold, and a general description of Executive’s duties and responsibilities, at least three (3) business days prior to starting such employment.

Executive Employment Agmt
Accuray

(f)    Company Property and Materials.

(i)    All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company business, whether prepared by Executive or otherwise coming into his/her possession, will remain the Company’s exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company’s prior written consent, except when, and only for the period, necessary to carry out Executive’s duties hereunder

(ii)    In the event of termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any cellular phones, beeper/pagers, computer hardware and software, fax machines and other tools of the trade) and all originals and copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive’s possession or control, which relate to the Company’s business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Proprietary Information as defined above, and Executive will neither retain, reproduce, nor distribute copies thereof (other than copies of Executive’s electronic or hardcopy address and telephone contact data base or directories). Notwithstanding the foregoing, Executive shall be allowed to retain a copy of the Employee Handbook and personnel records relating to Executive’s employment.

(g)    Remedies for Breach. Executive acknowledges that any breach by Executive of this Section 6 would cause the Company irreparable injury and damage for which monetary damages are inadequate. Accordingly, in the event of a breach or a threatened breach of this Section 6, the Company will be entitled to seek an injunction restraining such breach. In addition, in the event of a breach of this Section 6, the Company’s obligation to pay any unpaid portion of the Severance Benefits, the Enhanced Severance Benefits, or the Termination Notice Replacement Payments of this Agreement will be extinguished. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach. Executive has carefully read and considered these restrictions and agrees they are fair and reasonable restrictions on Executive and are reasonably required for the protection of the interests of the Company. Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly. Executive agrees that the restrictions in this Section 6 are reasonable and necessary to protect the Company’s Proprietary Information, and they do not prevent Executive from working in the medical device industry. Executive agrees that the covenants and agreements by Executive contained in this Section 6 shall be in addition to any other agreements and covenants Executive may have agreed to in any other employee proprietary information, confidentiality, non-disclosure or other similar agreement and that this Section 6 shall not be deemed to limit such other covenants and agreements, all of which shall continue to survive the termination of this Agreement in accordance with their respective terms. A breach by Executive of the terms of such other agreements and covenants shall be deemed to be a breach by Executive of this Section 6 and of this Agreement. To the extent any of the provisions in this Section 6 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law. Executive further agrees that if any portion of this Section 6 is held to be unenforceable, the remaining provisions of this Section 6 shall be enforced as written.

Executive Employment Agmt
Accuray

7.    Interpretation, Governing Law and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Wisconsin (excluding any that mandate the use of another jurisdiction’s laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within Dane County, Wisconsin, and all parties to this Agreement consent to Wisconsin’s jurisdiction.

8.    Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

9.    Severability. In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

10.    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his/her estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he/she participates. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

11.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, electronic mail, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested. Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 11; (ii) if given by electronic mail, facsimile or telecopy, when such electronic mail, facsimile or telecopy is transmitted to the electronic mail address or facsimile or telecopy number specified in this Section 11 and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by certified or registered mail, three (3) days after the mailing thereof. Notices shall be addressed to the parties as follows (or at such other address, email address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:             Accuray Incorporated
1240 Deming Way
Madison, WI 53717
Attn: Chief Legal Officer

If to Executive:                      Paul Miele
Address: most recent on file with the Company
Email: most recent on file with the Company

12.    Indemnification. As soon as reasonably practicable after the due execution of this Agreement by each of the parties hereto, the Company and Executive will enter into the Company’s standard form of indemnification agreement utilized by the Company for its directors and executive officers unless such an agreement is already in effect.

Executive Employment Agmt
Accuray

13.    Dispute Resolution. The parties agree that all disputes, claims or controversies between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, will be resolved as follows:

(a)    Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief. The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

(b)    If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties. Each party will bear his/her or its own attorney’s fees and witness fees.

(c)    If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim between Executive and the Company and any of its current or former directors, officers and employees, including any arising out of or relating to this Agreement or breach thereof, shall be settled by final and binding arbitration pursuant to the Federal Arbitration Act (9 U.S.C. Sec. 1 Et Seq.) (the “FAA”), which shall take place in Santa Clara County, California, or elsewhere as mutually agreed by the parties, before a single, neutral, arbitrator pursuant to the Employment Dispute Rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties to the dispute agree to another arbitration service or independent arbitrator. The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney’s fees and costs, unless the claim is based on a statute that provides otherwise. The Company will pay the arbitrator’s fees and any administrative charges of the arbitration service, except that if Executive initiates the claim, he/she will pay a portion of the administrative charges equal to the amount he/she would have paid to initiate the claim in a court of general jurisdiction.

(d)    THE FAA’S SUBSTANTIVE AND PROCEDURAL PROVISIONS SHALL EXCLUSIVELY GOVERN AND APPLY WITH FULL FORCE AND EFFECT TO THIS ARBITRATION AGREEMENT, INCLUDING ITS ENFORCEMENT, AND ANY STATE COURT OF COMPETENT JURISDICTION SHALL STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. EXECUTIVE AND THE COMPANY FURTHER AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE, OR CLASS MEMBER IN ANY PURPORTED CLASS OR COLLECTIVE ACTION, LAWSUIT OR PROCEEDING. EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES RELATING TO OR ARISING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, INCLUDING DISPUTES OVER UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO AN EXECUTIVE’S RELATIONSHIP WITH THE COMPANY. THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES. THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

Executive Employment Agmt
Accuray

14.    Representations. Each person executing this Agreement hereby represents and warrants on behalf of himself/herself and of the entity/individual on whose behalf he/she is executing the Agreement that he/she is authorized to represent and bind the entity/individual on whose behalf he/she is executing the Agreement. Executive specifically represents and warrants to the Company that he/she reasonably believes (a) he/she is not under any contractual or other obligations that would prevent, limit or impair Executive’s performance of his/her obligations under this Agreement and (b) that entering into this Agreement will not result in a breach of any other agreement to which he/she is a party. Executive acknowledges that Executive has been given the opportunity to consult with legal counsel and seek such advice and consultation as Executive deems appropriate or necessary.

15.    Amendments and Waivers. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

16.    Taxes.

(a)    Withholdings. The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation).

(b)    Net Proceeds Maximization. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates (“Potential Parachute Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and/or any corresponding and applicable state law provision, the Potential Parachute Payments will be reduced by reducing the amount of the Potential Parachute Payments to the extent necessary so that no portion of the Potential Parachute Payments will be subject to the excise tax imposed by section 4999 of the Code and any corresponding and/or applicable state law provision. A reduction will be made under the previous sentence only if, by reason of that reduction, Executive's net after tax benefit exceeds the net after tax benefit he/she would realize if the reduction were not made. For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total amount received or realized by Executive pursuant to this Agreement that would constitute a “parachute payment” within the meaning of section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by section 4999 of the Code and any corresponding and applicable state law provision. All determinations and calculations made in this paragraph shall be made by an independent accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”) and the Company will bear all costs and expenses incurred by the Accounting Firm in connection with its determination.  The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive. If any payments or benefits are reduced pursuant to this Section 16(b), they shall be reduced in the following order: First all payments and benefits that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A or that are exempt from Section 409A (with the payments or benefits being reduced in reverse order of when they otherwise would be made or provided); second, all payments or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A that are not exempt from Section 409A that were granted to Executive in the 12-month period of time preceding the applicable Change in Control, in the order such benefits were granted to Executive; and third, all remaining payments and benefits shall be reduced pro-rata. Notwithstanding the foregoing, if (i) reducing payments or benefits in the order described above would result in the imposition on Executive of an additional tax under Section 409A, (ii) Executive so notifies the Company before such reductions and payments are made and benefits provided, and (iii) reducing the payments or benefits in another order would not result in the imposition on Executive of an additional tax under Section 409A , payments and benefits shall instead be reduced in such other order.

Executive Employment Agmt
Accuray

(c)    Section 409A Compliance.

(i)    With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. To the extent any bonus that becomes payable to Executive under the Bonus Plan constitutes “deferred compensation” within the meaning of Section 409A of the Code, then notwithstanding any payment timing provisions in the Bonus Plan to the contrary, such payment will be made in the calendar year in which the applicable performance period ends.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(iii)    Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and any final regulations and guidance thereunder and any applicable state or local law equivalent, as each may be amended or promulgated from time to time (collectively, “Section 409A”), and as determined by Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day of the seventh month following the date of Executive’s separation from service (or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death) together with interest on them for the period of delay at a rate equal to the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

Executive Employment Agmt
Accuray

(iv)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Executive shall have no legally-enforceable right to, and the Company shall have no obligation to make, any payment or provide any benefit to Executive if having such a right or obligation would result in the imposition of additional taxes under Section 409A, and (ii) any provision that would cause any payment or benefit to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A and may be accomplished by the Company without the Executive’s consent). Each payment made under this Agreement is intended to be a separate payment for the purposes of section 409A of the Code.

(v)    The Company does not guarantee any particular tax effect to Executive under this Agreement. Company shall not be liable to Executive for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. In no event will the Company or any of its affiliates have any obligation, liability or responsibility to reimburse or indemnify Executive or hold Executive harmless for any taxes imposed, or other costs incurred, as a result of Section 409A. The parties intend this Agreement to be exempt from, or comply with, the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A. Any ambiguities or ambiguous terms shall be interpreted to so be exempt or comply, and this Agreement shall be administered in accordance with such intent.

17.    U.S. Citizenship and Immigration Services; Background Check; Confidentiality and Inventions Agreement. Executive agrees to timely file all documents required by the Department of Homeland Security to verify his/her identity and lawful employment in the United States. In addition, as a condition to Executive’s employment with the Company, Executive is required to successfully complete the Company’s standard background check and complete, sign, return, and abide by the Company’s Employee Confidentiality and Inventions Agreement.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19.    Resignation from Positions. Upon Executive’s cessation of employment with the Company for any reason, Executive agrees that Executive shall be deemed to have resigned as an officer and as a director (if applicable) from the Company and every subsidiary of the Company on which Executive is then serving as an officer or director, and from any other entity or company on which Executive is then serving as a director or officer at the request of the Company, in each case effective as of the date of Executive’s cessation of employment. In the event of Executive’s cessation of employment, Executive agrees to execute a general resignation resigning from all positions then held by Executive on every subsidiary of the Company and other entity or company on which Executive is then serving as a director or officer at the request of the Company. Executive hereby grants the corporate secretary of the Company an irrevocable power of attorney to execute on behalf of Executive all such resignations, documents and instruments and to take all such other actions as reasonably necessary to carry out the intention of this Section 19.

20.    Executive’s Commencement of Employment. It is a condition precedent to the effectiveness of this Agreement that Executive commences working full-time for the Company. If Executive does not commence such full-time employment on the Effective Date, then this Agreement shall be null and void and the Company shall have no obligations hereunder or otherwise to Executive.

Executive Employment Agmt
Accuray

21.    Executive’s Acknowledgement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM/HER RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS) AND THAT HE/SHE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS), THAT HE/SHE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE/SHE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS/HER PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF/HERSELF OF THAT OPPORTUNITY TO THE EXTENT HE/SHE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT THE DISPUTE RESOLUTION PROVISIONS OF THIS AGREEMENT GIVE UP THE RIGHT TO A JURY TRIAL ON MATTERS COVERED BY THEM.

[Signature page follows.]

Executive Employment Agmt
Accuray

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Accuray Incorporated, a Delaware Corporation

By:	/s/ Stephen La Neve
Name:	Stephen La Neve
Title:	President & Chief Executive Officer

Accepted and Agreed,

Paul Miele:          /s/ Paul Miele

Signed on:          3/18/26

Executive Employment Agmt
Accuray

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Executive Employment Agmt Std 11.1.24
Accuray